EXHIBIT 4.4

                       WAIVER OF CONTINGENT CONSIDERATION

      The undersigned party to a Merger Agreement dated as of December 23, 2003 by and between Xechem International, Inc. ("Xechem"), Ceptor Acquisition, Inc., and Ceptor Corporation (the "Merger Agreement") pursuant to which, in Section
1.7 thereof, the undersigned is entitled to payment of certain Contingent Consideration upon the occurrence of certain Award Events, as such terms are defined in the Merger Agreement. The undersigned hereby represents and warrants that he has neither pledged or assigned his rights in the Contingent Consideration and hereby waives and releases Xechem from any and all obligation with respect to payment of the Contingent Consideration on the basis of the representation of Ceptor to provide the undersigned with reasonably equivalent benefits, provided, however, that such benefits shall be payable in shares of the common stock of Ceptor, and that such release of Xechem is not conditioned upon Ceptor's provision of such replacement benefits or that the undersigned shall be satisfied with the terms and conditions or value thereof.


Date:____________                       ________________________________________


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